As filed with the Securities and Exchange Commission on July 27, 2004 Securities

                            Act File No. 333-108111

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 2 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                         G.G.S. PLASTIC ENGINEERING INC.

                 (Name of small business issuer in its charter)

        Ontario, Canada                        3089                                N/A
(State or other jurisdiction of    (Primary Standard Industrial     (IRS Employer Identification No.)
incorporation or organization)      Classification Code Number)

                                 40 Simpson Road
                             Bolton, Ontario L7E 1Y4
                                     Canada
                                 (905) 951-1551
          (Address and telephone number of principal executive offices and principal place of business)

                                Goyko Martinovic
                                 40 Simpson Road
                             Bolton, Ontario L7E 1Y4
                                     Canada
                                 (905) 951-1551
            (Name, address and telephone number of agent for service)


                                    Copy to:
                              Andrew J. Beck, Esq.
                                    Torys LLP
                                 237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


======================================================================================================================

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum     Proposed Maximum
                                         Amount to be       Offering Price     Aggregate Offering       Amount of
Title of Securities to be Registered      Registered         per Share(1)          Price (1)        Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Shares..................        2,400,000 shares         $.833              $2,000,000          $161.80(2)
----------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously paid.


                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
  The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the
                Securities and Exchange Commission is effective.
       This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                              SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JULY __, 2004


                         G.G.S. Plastic Engineering Inc.

                             2,400,000 Common Shares

                               ------------------

         The selling shareholders named in this prospectus are offering all of the common shares offered through this prospectus. We will not receive any proceeds from the sale of the common shares being sold by the selling shareholders.

         Our common shares are not listed on any national securities exchange or the NASDAQ Stock Market.


         The selling shareholders may offer their shares at any price, although they initially will offer them at U.S.$1 per share until the common shares are quoted on the OTC Bulletin Board. We will pay all expenses of registering the shares.


         Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page ___ of this prospectus.

         Owning our common shares may subject you to tax consequences in both the United States and Canada. This prospectus may not fully describe these tax consequences. You should consult your own tax advisor with respect to your own particular circumstances and read the tax discussion under "Certain United States and Canadian Federal Income Tax Considerations."

         Your ability to enforce civil liabilities under United States federal securities laws may be adversely affected because we are incorporated under the laws of the Province of Ontario, Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and some of our assets and some of the assets of those officers, directors and experts are located outside the United States.

         We have not authorized anyone to provide you with different information from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is _____________, 2004.

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----
Summary ..................................................................... 4

Risk Factors................................................................. 6

Use of Proceeds.............................................................. 9

Determination of Offering Price.............................................. 9

Dilution..................................................................... 9

Selling Shareholders......................................................... 9

Plan of Distribution......................................................... 10

Management's Discussion and Analysis or Plan of Operation.................... 11

Description of Business...................................................... 16

Directors, Executive Officers, Promoters and Control Persons................. 21

Executive Compensation....................................................... 23

Certain Relationships and Related Transactions............................... 23

Description of Securities.................................................... 23

Principal Shareholders....................................................... 24

Market Price of and Dividends on the Company's Common Equity and
       Related Stockholder Matters........................................... 24

Certain United States and Canadian Federal Income Tax Considerations......... 25

Legal Matters................................................................ 31

Experts...................................................................... 31

Changes in and Disagreements with Accountants................................ 32

Available Information........................................................ 32

Financial Statements......................................................... F-1




Until __________, 2004, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Company intends to furnish to its shareholders annual reports containing audited financial statements.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus. Unless otherwise noted, all dollar amounts herein are in Canadian dollars. In some cases, unless otherwise specified, we have presented the U.S. dollar equivalent based on the Noon Rate on June 17, 2004 of Cdn.$1.3752 = U.S.$1.00. All share information reflects a 5,200-for-1 stock split of the common shares effected as of November 19, 2003. Prospective investors should carefully consider the information set forth under "Risk Factors."


                                   The Company

G.G.S. Plastic Engineering Inc. ("G.G.S.", "we" or the "Company") manufactures plastic components that are generally sold to other manufacturers (Original Equipment Manufacturers) in the automotive supply industry. G.G.S. manufactures in excess of 150 different parts which are eventually installed in such vehicles as the Ford Windstar and Explorer, Chrysler Minivan and General Motors' Saturn models. Some of these parts are for use in specific car models while others may be used in a variety of models. Components manufactured by the Company include seat belt buckles, locks, door handles and various other parts which are used to manufacture automobiles.

The Company has developed an expertise in highly specialized molding processes which enables it to combine metal and plastic to manufacture automobile components.


G.G.S. was incorporated in Ontario, Canada on May 3, 1979. It was formed by Goyko and Gavrilo Martinovic for the purpose of operating a tool and die shop. In 1986 the Company changed its business to focus on the automotive parts manufacturing industry.


The principal executive offices of the Company are located at 40 Simpson Road, Bolton, Ontario, Canada L7E 1Y4 and its telephone number is (905) 951-1551.

                                  The Offering


Securities being offered..................  Up to 2,400,000 common shares

Common Shares outstanding after Offering..  7,672,200 common shares

Offering price............................  After the common shares are quoted on the OTC
                                            Bulletin Board, the selling shareholders will sell
                                            our shares at prevailing market prices or
                                            privately negotiated prices. Until the common
                                            shares are quoted they will offer them at
                                            U.S.$1 per share

Use of proceeds...........................  We will not receive any proceeds from the sale of the common shares by the selling shareholders

                          Summary Financial Information


                                        Year Ended July 31,      Nine Months Ended April 30,
                                    -------------------------   ----------------------------
                                        2003          2002         2004           2003
                                    -----------   -----------   ------------   -------------
Operating Results:
Sales ...........................   $17,342,759   $17,924,692   $12,884,734   $14,141,762
Cost of sales ...................    14,112,429    15,425,859    11,048,722    12,548,296
                                    -----------   -----------   -----------   -----------
   Gross profit .................     3,230,330     2,498,833     1,836,012     1,593,466
Expenses ........................     3,034,476     2,429,355     1,279,721     1,458,935
                                    -----------   -----------   -----------   -----------
   Income before income taxes ...       195,854        69,478       556,291       134,531
Deferred income taxes ...........       168,100        42,000           -0-           -0-
                                    -----------   -----------   -----------   -----------
   Net income ...................   $    27,754   $    27,478   $   556,291   $   134,531
                                    -----------   -----------   -----------   -----------
Net income per share (basic and
   diluted) .....................   $      0.01   $      0.01   $      0.07   $      0.03
                                    -----------   -----------   -----------   -----------
Weighted average number of common
   shares outstanding ...........     5,200,000     5,200,000     7,672,200     5,200,000
                                    -----------   -----------   -----------   -----------



                                          July 31,       April 30,
                                            2003            2004
                                        -----------     -----------
Balance Sheet Data:
     Current assets.................    $ 4,833,774     $ 7,442,039
     Total assets...................     11,428,837      14,426,873
     Current liabilities(1).........      4,373,504       6,504,135
     Capital leases(1)..............        966,220         563,909
     Deferred income taxes(1).......        282,200         282,200
     Due to directors...............      2,533,828       2,213,828
     Shareholders' equity...........      1,839,035       2,758,326

-----------------


(1) The aggregate current portion of financing arrangements, capital leases and deferred income taxes, amounting to $1,081,551 and $1,308,376, respectively, at July 31, 2003 and April 30, 2004, is included in current liabilities.



                                 Exchange Rates

Unless otherwise noted, all amounts herein are in Canadian dollars. The following table sets out, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon rate of exchange as reported by the Federal Reserve Bank of New York (the "Noon Rate").


                                Fiscal Year Ended July 31       Nine Months Ended April 30
                                -------------------------       --------------------------
                                    2003           2002            2004             2003
                                  --------       --------        --------         --------
High...........................    1.5863         1.6128          1.3850           1.5863
Low............................    1.3556         1.5108          1.2923           1.4336
Average........................    1.4928         1.5728          1.3325           1.5301
Period End.....................    1.4073         1.5845          1.3711           1.4336



On June 17, 2004 the Noon Rate was Cdn.$1.3752=U.S.$1.00

                                  RISK FACTORS

Described below are certain risks that we face. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by, and the trading price of our common shares could decline due to, any of these risks.

We are dependent on certain key customers. During fiscal 2003, our three largest customers accounted for approximately 88% of our sales. The loss of any such customer would cause a substantial loss of our revenues.

Our revenues are dependent upon the expenditures of a small number of key customers. Our three largest customers accounted for approximately 52%, 18%, and 18% of our consolidated net sales in fiscal 2003 compared with 52%, 19% and 15%, respectively, in fiscal 2002. We expect that this customer concentration will continue for the foreseeable future. Our customer relationships are not based upon long-term contracts, and our customers may discontinue purchases of our products upon short notice.

Our success is dependent on continued growth in the automotive markets, and our revenues will be reduced if there are reductions in such growth.

Our revenues are heavily dependent on customers in the automotive industry. We expect that this will be true for the foreseeable future. During calendar year 2002, the North American economy experienced a slowdown in manufacturing activity. In particular the automotive industry is currently enduring reductions in orders. If the rate of growth continues to slow or if we experience negative growth, our revenues will be reduced and we may experience a loss. Even if sales by our major customers become strong, our results of operations may be less than we anticipate if sales to other customers do not grow or grow slower than anticipated. Similarly, unfavorable market reaction to the industry in general or the results of operations reported by our customers may cause a corresponding decline in the results of our operations.

Significant capital investments will be necessary to achieve our growth plans, which may reduce earnings and negatively affect the value of our common shares.


Significant capital investments will be necessary to achieve our growth plans, which may reduce earnings and negatively affect the value of our common shares. G.G.S. anticipates its capital requirements for fiscal 2004 to be in the neighborhood of $750,000 to $1,000,000 (U.S.$545,375 to $727,167). Our ability to meet these capital requirements depends on numerous factors such as the availability of funds from operations and access to additional debt and equity financing. No assurance can be given that the necessary funds will be available. Moreover, incurrence of additional debt financing may involve restrictive covenants that could negatively affect our ability to operate the combined business in the desired manner, and raising additional equity may be dilutive to shareholders. The failure to obtain funds necessary for the realization of our growth plans could prevent us from realizing our growth strategy and, in particular, could force us to forego acquisition opportunities that may arise in the future. This could, in turn, have a negative impact on our competitive position. We have no specific plans or intentions with respect to acquisitions.


We must keep pace with rapid technological change, market conditions and industry developments to maintain or grow our revenues.

The product markets of our customers are characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current product offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing products in a timely manner that respond to the technological advances by others, and our products may not adequately or competitively address the needs of the changing marketplace.

Our operating results may suffer because of competition in the plastic injection molding industry.

The plastic injection molding industry is highly competitive and is served by numerous companies. Management believes that many of these competitors have equal or significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. We believe that the principal competitive factors in our market include quality, price, design capabilities, responsiveness and speed of delivery. We may not be able to compete effectively on these or other bases, and, as a result, we may not be able to maintain our current customer relationships or develop new customer relationships.

If we lose members of our management team it will be difficult for us to conduct our business operations.

We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. If we lose any members of our management team, we may not have sufficient depth of management expertise to run our operations efficiently. Although we have obtained key person life insurance on the lives of Gavrilo Martinovic, Anna Martinovic and Goyko Martinovic, there can be no assurance that it will be sufficient to offset the loss of one or more of these key employees.

We are a supplier of parts rather than end products. Accordingly, our success is dependent on the outsourcing by our customers of the design, engineering and manufacture of plastic parts for our current revenues and future growth and on our continued access to certain design and engineering services.

If existing outsourcing from our current customers ceased, our business, including our results of operations and financial condition, would be adversely affected. Furthermore, our growth is dependent on the continued trend by original equipment manufacturers, particularly in the automotive industry, to outsource their manufacturing needs for plastic and related parts. If original equipment manufacturers or companies providing them with assembled products were to perform more manufacturing services themselves, our revenues might decline and our business and results of operations would be harmed.


We had no cash at July 31, 2002 or 2003 or April 30, 2004.

Because all of our cash is swept under our credit agreement with our primary bank and automatically applied to our outstanding indebtedness, we had no cash at July 31, 2002 or 2003 or April 30, 2004. Our ability to redraw new funds on this facility is subject to a formula based on the level of our receivables and inventory. Consequently, it is possible that even though the Company may be well within its overall maximum bank credit lines, it may not be able to access these funds due to insufficient levels of receivables and inventory, which would adversely affect the Company's liquidity. The Company is not currently contemplating changing its financing arrangements. Accordingly, investors should expect that the Company will continue to have no or nominal levels of cash for the foreseeable future.

Because our directors own 68% of our outstanding common shares, they could make and control corporate decisions that may be disadvantageous to minority shareholders.

Our directors own approximately 68% of the outstanding common shares. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

If a market for our common shares does not develop, shareholders may be unable to sell their shares.

There is currently no market for our common shares and we can provide no assurance that a market will develop. We believe that the common shares will be quoted on the NASD OTC Bulletin Board. However, we can provide investors with no assurance that our shares will be quoted on the Bulletin Board or, if quoted, that an active public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their shares. In such a case, shareholders may find that they are unable to achieve benefits from their investments.

A purchaser is purchasing penny stock which limits the ability to sell the stock.

The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934. The shares will remain penny stock for the foreseeable future. The classification as penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her common shares will be subject to Rules 15g-1 through 15g-10 of the Securities Exchange Act. Rather than subjecting themselves to these rules, some broker-dealers will refuse to attempt to sell penny stock.

        Forward-looking statements in this document may prove inaccurate

This document contains forward-looking statements about our company that are not historical facts but, rather, are statements about future expectations. When used in this document, the words "anticipates," "believes," "expects," "intends," "should" and similar expressions as they relate to us, or to our management, are intended to identify forward-looking statements. However, forward-looking statements in this document are based on management's current views and assumptions and may be influenced by factors that could cause actual results, performance or events to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. Important factors, some of which are beyond our control, could cause actual results, performance or events to differ materially from those in the forward-looking statements. These factors include those described above under "Risk Factors" and:

o   Impact of general economic conditions in North America;
o   Changes in laws and regulations;
o   Fluctuation in interest rates; and
o   Access to capital markets.

Our actual results or performance could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, we cannot predict whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition. You should not place undue reliance on these foward-looking statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares offered by this prospectus by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

                                    DILUTION

The selling shareholders purchased their common shares at a purchase price of U.S. $0.083 per share.

                              SELLING SHAREHOLDERS

We have listed below:

o    the name of each selling shareholder

o the number of common shares beneficially owned by the selling shareholder as of the date of this prospectus

o    the number of shares being offered by each of them.

After the offering, assuming all shares offered hereby are sold, none of the selling shareholders will own any of the outstanding common shares.


During the last three years, no selling shareholder has been, or been an affiliate of, any officer, director, employee or affiliate of our company, nor has any selling shareholder had any material relationship with our company, any of our predecessors of affiliates, or with any other selling shareholder. Each of the selling shareholders is a non-U.S. entity. Temkey Holdings Ltd. and Varia Investments Inc. are private investment holding companies. Openshore Holdings Limited is an investment company that invests in public or soon-to-be-public companies. Wyndham Investments Inc. is a venture capital investment company that is primarily in the business of analyzing investment opportunities in the small and micro cap areas. In addition to making private investments, AcquaVenture Scuba Services Inc. operates a scuba diving service in the British Virgin Islands.


The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders are under no obligation to sell all or any portion of their shares.

                                                                             Percentage
                                                                             of Shares
             Name and Address                   Shares Beneficially         Beneficially           Shares
            of Beneficial Owner                        Owned                   Owned               Offered
            ------------------                  -------------------         ------------           -------
Temkey Holdings Ltd.                                  480,000                   6.3                480,000
Suite 1055, 1930 Yonge Street
Toronto, Ontario, Canada  M4S 1Z4

Openshore Holdings Limited                            480,000                   6.3                480,000
#1 Christopher Building
Wickham's Cay 1
Road Town, Tortola
British Virgin Islands

Wyndham Investments Inc.                              480,000                   6.3                480,000
"Carmen", Christchurch
Bridgetown, Barbados

Varia Investments Inc.                                480,000                   6.3                480,000
5 Nelson Road, Rockley
Bridgetown, Barbados

AquaVenture Scuba Services Inc.                       480,000                   6.3                480,000
P.O. Box 11156
St. Thomas, U.S. Virgin Islands 00801


                              PLAN OF DISTRIBUTION


The shares offered hereby by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The selling shareholders initially will offer the shares at U.S.$1 per share until the common shares are quoted on the OTC Bulletin Board. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with the sales of securities. The shares offered by the selling shareholders may be sold by one or more of the following methods, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and (c) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders and intermediaries through whom the securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the shares offered, and any profits realized or commission received may be deemed underwriting compensation.

At the time a particular offer of the common shares is made by or on behalf of a selling shareholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Whenever we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Act. The supplemented prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (c) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
(d) other facts material to the transaction.

We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and have furnished each of the selling shareholders with a copy of these rules. We have also informed the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of securities registered hereunder.

Sales of shares by the selling shareholders or even the potential of such sales would likely have an adverse effect on the market price of the shares offered hereby.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed therein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably a number of new projects. Except as required by law, we do not intend to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances. All amounts in this section are expressed in Canadian currency with the comparable amounts expressed in U.S. dollars in parentheses. For consistency, U.S. dollar equivalents have been converted at the exchange rate of April 30, 2004 of U.S.$1.00 = Cdn.$1.3711.


Results of Operations


Nine Months Ended April 30, 2004 Compared with Nine Months Ended April 30, 2003

Sales. During the nine months ended April 30, 2004, the Company had total sales of $12,884,734 (U.S. $9,397,370) compared to $14,141,762 (U.S. $10,314,173) in the comparable period in the prior year representing a decrease of 8.9%. This sales decrease is temporary and directly results from industry stoppages caused by the electricity blackout that occurred during August 2003. The power outage severely restricted the operations of the automotive industry as a result of prolonged production stoppages designed to temporarily reduce energy consumption in direct response to the appeals of public officials. As a result, there was a dramatic reduction in industry activity during the approximately three to four weeks required for the nuclear plants and electricity distribution grid to return to normal operations. Consumer activity was similarly affected as consumers deferred normal purchasing decisions until market stability was returned. Now that electricity supplies have returned to normal, we have witnessed a resumption of the corresponding business volumes and anticipate that, notwithstanding the effects of the power outage, our fiscal year 2004 annual sales volumes will be equal to or greater than those of fiscal 2003.

Cost of Sales. During the first nine months of fiscal 2004, cost of sales was $11,048,722 (U.S. $8,058,290) compared with $12,548,296 (U.S. $9,151,992) for the prior year. The decrease of $1,499,574 (U.S. $1,093,701) represented a 12.0% reduction. These cost savings represent an improvement beyond that merely relating to the above-noted temporary sales decreases. Additional savings were realized both from improvements to our material management processes as well as improved purchasing power due to the decrease in the value of the U.S. dollar. This cost of sales reduction occurred despite significant increases in both electricity and natural gas prices experienced during the period.

Gross Margin/Profit. As a result of the improvements made on our material management processes, gross margin has improved both on an absolute and relative basis. Our gross margin has increased to 14.25% from the 11.3% recorded in the corresponding period of the previous year. We anticipate further improvements in gross margin as additional material management and other manufacturing process improvements are implemented.

Selling, General and Administrative Costs. SG&A expenses have increased $107,325 (U.S. $78,277) or 9.0% as a result of the Company positioning itself to realize on growth opportunities from increased business volumes and one-time costs associated with the public offering. Some of this increase is also a timing issue as it includes costs associated with the procurement and installation of a new 1,000 ton press as well as a number of new projects which are forecasted to commence during the spring and summer of 2004. After adjusting for these one-time costs, we anticipate that annual SG&A expenses will remain at levels consistent with that of the previous year.

Research and Development Expenses. As indicated earlier, the Company is actively working on a number of new projects and improvements which, not only make sense from a business perspective, but also qualify for tax credits. Based on the projects in development, the value of these tax credits have increased to $600,000 (U.S. $437,605). This increase recognizes that the Company incurred eligible expenditures associated with the development of new machining processes and associated projects as well as the development of potential projects.

Bank Fees and Interest. The $158,425 (U.S. $115,546) decrease in financing expenses reflects savings associated with the implementation of improvements to the Company's banking and other credit facilities that had been negotiated during the past year. During the third quarter, the Company used

$1.22 million (U.S. $889,797) in new bank term loans to repay capital leases as well as completing the purchase of the 1,000 ton press. Management anticipates being able to realize additional cost savings from employing the proceeds of the placement to the Selling Shareholders in the Company's operations.

Net Income. Nine months' net income before taxes increased to $556,291 (U.S. $405,726) compared with the $134,531 (U.S. $98,119) in the prior period. This represents a 214% increase in before tax profit and occurred despite the adverse impact of the power outage and temporarily increased SG&A expenses as previously mentioned. Corresponding per share profit increased to 7.3 cents/share (U.S. 5.3 cents/share) from 2.6 cents/share (U.S. 1.9 cents/share) for the previous comparable period.

We are optimistic with respect to developments for the remainder of the year and the next fiscal year. This optimism is based on:

     a) Our recent award of a new multi-year contract in the amount of $8.8 million (U.S. $6.42 million) utilizing the newly installed 1,000 ton press. This contract was recently certified fully operational and commenced production in mid May 2004. Additionally, we foresee strong enough potential demand to warrant the procurement of a second 1,000 ton press;

     b) Our understanding of the significant potential near-term new business opportunities arising from our research and development activities. This optimism is based on current discussions with significant pharmaceutical and other non-automotive related potential customers that have expressed a serious interest in these newly developed products. Some of these new products are currently being tested by two pharmaceutical companies. A product for a third potential customer is in the development stage;

     c) Our currently strong pipeline of new projects scheduled to enter production over the next two years. These new projects represent additional potential sales of $6.7 million (U.S. $4.9 million) during calendar year 2004 increasing to $8.5 million (U.S. $6.2 million) during calendar year 2005. To efficiently implement these new production volumes, we are currently considering the addition of some additional production equipment and associated robotics and control systems at a total cost of approximately $1.2 million (U.S. $0.9 million). Our backlog of tooling work is stable compared with previous years;

     d) Additional cost reductions as the improvements of our financing activities, material management and reduced purchasing costs are fully realized; and

     e) The large number of new projects under review and the associated high volumes of job quotation-related activity. While there is no guarantee of success with respect to any potential project, we are optimistic given our historical success at winning such work.



Year Ended July 31, 2003 Compared with Year Ended July 31, 2002


The Company generated revenues from operations of Cdn. $17,342,759 (U.S. $12,648,792) with a cost of sales of Cdn. $14,112,429 (U.S. $10,292,779) and a gross profit of Cdn. $3,230,330 (U.S. $2,356,013) (18.6% of sales) for the year ended July 31, 2003 as compared to revenues of Cdn. $17,924,692 (U.S. $13,073,220) with a cost of sales of Cdn. $15,425,859 (U.S. $11,250,718) and gross profit of Cdn. $2,498,833 (U.S. $1,822,502) (13.9% of sales) for the same period in 2002.


Research and development expenses increased as a result of a number of new projects which will commence in fiscal 2004. The new projects involve large plastic automotive parts.

GGS committed to the purchase of a new 1000 ton molding machine with a scheduled delivery date in October 2003. The new machine will expand our production capabilities by allowing us to manufacture new products which we currently do not have the capability of producing. Larger molding machines also reduce unit labor costs significantly thereby enhancing our gross profit margins.


Fiscal 2003 sales decreased marginally (Cdn. $581,933, U.S. $424,428) or 3.2%, versus the previous year. Customer demand remained relatively steady on a year over year basis as Tier I automotive suppliers (i.e. direct major suppliers to domestic and international automobile manufacturers such as Ford, GM, VW, etc.) continue to shift more of their sub-assembly work to Tier 2 suppliers such as GGS. (Tier 2 suppliers, such as GGS, are those manufacturers who primarily provide supplies to the Tier I suppliers).

Material costs were reduced by a continued weakening of the U.S. dollar versus the Canadian dollar as the vast majority of our raw materials are purchased from U.S.-based suppliers. As a result, the gross profit margin in 2003 increased by 4.7% of sales, versus the same period a year ago.

Financing costs declined 13.3% for the year ended July 31, 2003 versus the same period a year ago. These cost savings are attributable to more favorable banking arrangements which were finalized in February of 2003. (This comparison excludes the one time extraordinary interest cost recovery recorded in fiscal 2002 in the amount of Cdn. $259,447 (U.S. $189,225).)

Net profit was flat year over year with the Company realizing a pre-tax profit of Cdn. $27,754 (U.S. $20,242) in fiscal 2003 compared to a pre-tax profit of Cdn. $27,478 (U.S. $20,041) in fiscal 2002.


Liquidity and Capital Resources


The Company had no cash or cash equivalents at April 30, 2004, July 31, 2003 or July 31, 2002. In fiscal 2003 and 2002 and the first nine months of fiscal 2004 the Company used all available cash to repay indebtedness. G.G.S. generated Cdn. $1,390,908 (U.S. $1,014,447) of cash flow from operations during the year ended July 31, 2003, compared with Cdn. $1,562,990 (U.S. $1,139,953) during the prior fiscal year. Subsequent to July 31, 2002, the Company entered into a loan agreement with Congress Financial Corporation (Canada) for a Cdn. $4 million (U.S. $2,917,366) secured line of credit subject to certain lending formulas based on eligible accounts receivable and raw material and finished goods inventory, of which approximately Cdn. $1,995,000 (U.S. $1,455,036) had been drawn down at July 31, 2003 to repay existing bank indebtedness. The credit facility bears interest at the prime rate plus 2% and has an initial term of three years, and may be renewed for one year thereafter at the option of the lender with automatic annual renewals thereafter, subject to the right of either party to terminate. The Company's current cash requirements are for the operations of the Company, the purchase of inventory and payments on debt. G.G.S. believes that funds generated from operations and borrowings under its credit facility will be sufficient to finance its working capital needs during fiscal 2004. The growing strength of the Canadian dollar with respect to the U.S. dollar has had a favorable impact on our earnings as over 90% of our raw material purchases are in U.S. dollars. We believe this trend will continue during fiscal 2004.


                           Critical Accounting Polices

The SEC Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), encourages companies to provide additional disclosure and commentary on their most critical accounting policies. Under FRR 60, an accounting policy is considered to be critical if it is important to the company's financial condition and results, and requires significant judgment and estimates on the part of management in its application. We believe the accounting policies described below represent our critical accounting policies as contemplated by FRR 60.

Allowance for Doubtful Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses resulting from the possible inability of one or more of our customers to make required payments. Our allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts, the aging of accounts receivable, our historical incidence of bad debts, and the general condition of the industry. If a significant customer's credit worthiness deteriorates, or our customers' actual payment defaults exceed our estimates, additional provisions for doubtful accounts may be required and would impact our reported results.

Valuation of Investment Tax Credits Receivable

We record investment and innovative tax credits receivable, earned in connection with research and development undertaken in the year. The amount of the credit recorded as receivable is based on a calculation that takes into account a percentage of labor, materials and other expenses incurred in the process of research and development. We also take into account the historical approval of our claims as filed. If the basis for approval changes, an adjustment to the investment tax credit receivable may be required and would impact our reported results.

                             DESCRIPTION OF BUSINESS


Introduction and Industry Overview

The automotive business is a global industry which is characterized by intense competition between well-known large international automotive companies. The names of such companies are well-known and include General Motors, Ford, Volkswagen, Toyota, Nissan, Hyundai, Honda, and Volvo, to name a few. Each of these manufacturers also typically supplies vehicles under a number of consumer-oriented brand names (i.e. in the case of General Motors, its brands include Chevrolet, Pontiac, Cadillac, Hummer, Saturn, Vauxhall, Opel, SAAB, etc.).

Historically, each manufacturer had enjoyed a significant market presence in its home market and a significantly lesser market share of foreign markets. (For example, the "Big Three" have typically been much more dominant in North American markets than in Europe or Asia, Volkswagen is more dominant in Europe than North America or Asia while Nissan commands a larger market share in Asia than in North America or Europe.) As these home markets mature, increases in manufacturer profit has become increasingly reliant on expansion in foreign markets, implementation of cost savings and improvements in product design. Consequently, all automotive manufacturers are now simultaneously attempting to achieve profit growth by attacking each others' home market with innovative and aggressively priced products. This has resulted in the current highly competitive global industry where all manufacturers must approach all markets with the same competitive vigor.

To better compete, the major manufacturers are adopting numerous strategies including; outsourcing of manufacturing operations (particularly of components and sub-assemblies), implementing improved purchasing and material management systems ("just-in-time" inventory management systems, etc.), increasing the flow and frequency of new and improved products (new and updated vehicle model changes), constructing flexible manufacturing plants nearer to consumer markets, and shifting production to markets with lower labor and other such key manufacturing costs (i.e. taxation, health care, litigation, government incentives, etc.).

Manufacturers have all elected to implement the outsourcing of manufacturing in conjunction with other competitive strategies. For example, major manufacturers are using promised investment in new, flexible assembly plants (that are located within the new foreign markets) as a means to both negotiate substantial government incentives as well as move production to lower-cost markets. Concurrently, suppliers are also being expected to establish operations near these new plants as a means to reduce shipping and transportation costs.

This increased outsourcing activity has developed to the point where major key suppliers have become major global corporations with multi-billion dollar sales (i.e. Magna International, Bosch, Delphi, Siemens, etc.) These suppliers are commonly referred to within the industry as the Original Equipment Manufacturers ("OEMs") or "Tier 1" suppliers. The capabilities of these suppliers have now developed to the point whereby they are able to provide not only major assemblies (i.e. completed engines, powertrains, transmissions, body panels, etc.), but also engineering design, project management and complete assembly services. In fact, the Tier 1 suppliers could even handle the outsourcing of the entire assembly operations of the major automotive manufacturers in the event that this opportunity develops.

Because of these competitive pressures, the major automotive manufacturers are increasingly becoming more consumer and marketing oriented. Their expertise is focused on design, sales, marketing and financing of their vehicles with the result that more manufacturing responsibility is being pushed down to Tier 1 suppliers. The major Tier 1 suppliers are thus becoming significantly more involved in the engineering, assembly and project management of individual vehicles. As the complexity, scale and scope of the Tier 1 responsibilities increase, more manufacturing opportunities are in turn "sub-contracted" to smaller, regional suppliers ("Tier 2" suppliers).

G.G.S. is an example of such a "Tier 2" automotive supplier. Management believes that the Company has strong and long-standing relationships with a number of Tier 1 suppliers and stands to benefit from this trend to push manufacturing to lower levels of the supplier base.

Business Development

G.G.S. was incorporated in Ontario, Canada on May 3, 1979. It was formed by Goyko and Gabriel Martinovic for the purpose of operating a machine shop to manufacture custom machine parts (tools and dies) for the manufacturing industry. On July 31, 1997 the Company was amalgamated with 934440 Ontario Limited, which was the holding company for G.G.S.

In 1986, reflecting the increase in demand from various "Tier 1" suppliers (Magna International in particular), the business was reoriented to focus on supplying the automotive manufacturing industry with custom machined tools and dies.

Shortly thereafter, as the relationship with Magna strengthened, in addition to providing tools and dies, G.G.S. began to manufacture on a sub-contract basis specialty plastic components on behalf of Magna. The Company acquired several injection molding machines (machines used to manufacture plastic parts), relocated to a larger facility, hired production staff and commenced manufacturing activity.

From the commencement of manufacturing operations in 1987, the Company's growth has been supported by a number of expansions, refinancings, and relocations. Its present location constitutes a total of 31,200 square feet of manufacturing and office space with an adjacent 23,200 square foot warehousing facility added in 1996.

Business of the Company

G.G.S. is a fully integrated manufacturer of plastic components (plastic injection molder) with a focus on serving large integrated Tier 1 OEM (Original Equipment Manufacturers) automotive suppliers. G.G.S. manufactures in excess of 150 different model and non-model specific parts which are eventually installed in such vehicles as the Ford Windstar and Explorer, and Chrysler Minivan and General Motor's Saturn models. Components include terminals, contacts, relay covers, seat belts and lock and door handle assemblies.

The average life of a manufacturing supply sub-contract is approximately five to seven years, at which point the program is generally redesigned and re-tendered. The Company's highest volume items, lock components, were recently redesigned and have an expected life of an additional six years.

By revenue, the breakdown of products manufactured by the Company is approximately as follows:

       Description                                          Percentage of Revenues
       -----------                                          ----------------------
       Lock Components                                               25%
       Seat Belt Components                                          25%
       Heating and Air Conditioning Components                       25%
       Mold-Making                                                   10%
       Other                                                         15%



The Company is not directly involved in product design, but does participate during the development stage of new programs, by providing design and engineering input through the building of prototypes. This establishes a stronger association with customers and gives G.G.S. increased control over the entire molding process, allowing for production efficiencies, quality and cost improvements.

The Company also has sophisticated quality control equipment for the purposes of tolerance testing and in order to ensure precise color duplication. As a fully integrated manufacturer, G.G.S. endeavors to deliver the highest quality products to its customer. The Company's primary manufacturing process is injection molding. This process involves the creation of plastic parts by the melting of special "resins" (specially designed plastic "beads" used as the raw material). This resin is melted into a hot, liquid gel which is then fed under high pressure ("injected") into specially manufactured metal forms ("tools and dies"). Once the plastic has cooled, it is released from the machines at which point it represents finished automotive components.

This manufacturing process is a high-volume process with little tolerance for wastage and errors. The quality of the tools and dies is critical in minimizing the wastage and maximizing the efficiency of the production process. In this respect, the historical founding of the Company as a "tool and die shop" as well as its in-house tool and die manufacturing operations represent an important company asset and competitive advantage.

As a result of these capabilities, the Company has developed an expertise in highly specialized plastic manufacturing (molding) processes involving insert molding and/or two-color molding using engineering resin. Engineering resin differs from commodity-type resin in that, depending on the specified product application, certain characteristics must be achieved in the final product. These characteristics (i.e. strength, flexibility, structural integrity, performance at various temperatures and impact levels, etc.) usually demand a specific type or mixture of resin. These performance specifications are identified by the customer through engineering blueprints. A high level of skill and experience is required when processing such resins as factors such as temperature, cooling time, venting, mold shape and cycle times need to be considered in order to properly produce a quality finished product.


Production

The Company uses the following production processes:

Insert Molding. Insert molding involves surrounding metal inserts or parts with a plastic shell. The insert molding process is complicated and requires a high degree of precision, tooling knowledge and expertise in injection molding. Metal inserts are supplied by, and remain the property of, the customer. An insert is typically used in parts where metal strength and plastic aesthetics are required, such as seatbelt buckles and lock and door mechanisms. The manufacturing process involves an operator manually placing a metal insert into a mold cavity where plastic is molded around the insert.

Two-Color Molding. Where two different types of plastic are required to be attached to each other, G.G.S. previously produced the part in a two stage process; by molding one part first and then using that part as an insert in a second molding process in order to apply the second material. For example, in the case of lock housings (parts that hold locks), a soft flexible plastic strip is attached to the lock housing to reduce rattle and noise in the lock assembly. Such lock housings are one example where formerly heavy metal parts are being replaced by new, extremely strong-engineered plastics.

The Company's two-color molding equipment and production expertise provides G.G.S. with the capability to manufacture parts using two separate plastic resins simultaneously, without requiring a labor intensive two-stage process. This eliminates secondary handling and sorting and also reduces the total machine molding and cooling time. The process of molding two different plastics is complicated. The Company believes that the capability to do two-color molding distinguishes it from its competitors.


Plastic-Only Molding. Plastic-only molding includes the manufacture of items which are used in the electrical system of a car such as various housings and electrical connectors used in power locks or power windows.



Mold Making. Mold making refers to the manufacture of custom designed metal parts that are used to hold and shape the pressurized, melted engineering resins as they are shaped and cooled into the desired plastic part. Mold making is a skilled process involving the conversion of engineering drawings into fully machined metal pieces (molds) with a very high quality standard. Mold making accounts for approximately 10% of the Company's revenue. G.G.S. provides mold-making services only to customers for which it has been awarded injection-molding contracts. It is expected that mold making will decline over time as a percentage of total revenue. A large proportion of the Company's mold making is currently being subcontracted to external mold makers.


Molds built by G.G.S. are paid for and owned by the customer. As molds are built, G.G.S. is generally able to obtain progress payments from customers based on the percentage of completion. A typical mold takes approximately six to ten weeks to build, two to six weeks to obtain quality approval from the customer and another two to four weeks to be placed into production. G.G.S. manufactures molds with two to 16 cavities, based on the customer's volume requirements, as the number of cavities determines the number of parts that are produced in each machine cycle.

Customers and Suppliers


The Company currently manufactures products for approximately 15 different customers. The largest customer is Magna International Inc., which through its various divisions, including Dortec Industries, KTM Locks and Cam-Slide, represented approximately 52% of the Company's revenues for the year ended July 31, 2003. The next largest customers are TRW Inc. and Siemens VDO Automotive Inc., which, in the aggregate, represented approximately 36% of the Company's revenues for the year ended July 31, 2003.

G.G.S. typically enters into a supply agreement with a customer, which is renewed annually via blanket (preauthorized, continuous) purchase order. The Company also enters into long term agreements to produce components through the life of the project, usually five to seven years. It is also common for the Company to be awarded replacement or redesign business.

The Company's principal raw material is pelletized plastic resin (specialty plastic pellets), representing approximately 40% of the cost of a part. G.G.S.'s primary supplier is DuPont Canada, which supplies the Company with over 50% of its plastic resin requirements. The Company believes that it has a good relationship with DuPont Canada. Other suppliers include: Allied Chemical International Corporation, Hoechst Canada Inc., Monsanto Canada Inc., Polymerland Canada Inc. and Schulman Canada Ltd.

The Company bases its resin purchase decisions on price, quality, credit terms and service. Generally the Company purchases on a "spot market" and does not enter into written supply contracts with its suppliers or commit to purchase minimum quantities. While resin prices fluctuate, these prices are normally passed directly through to customers.

Marketing and Sales

Currently the Company does not have a dedicated marketing or sales force. The President of the Company, Goyko Martinovic, oversees high level client relationships and an internal sales coordinator is also employed. The sales process is usually initiated by the customers by means of requests for quotations, which are usually sent to existing suppliers. The Company's primary source for new customers is from customer and vendor referrals. The Company also intends to contract with a U.S.-based agent in order to generate increased business in the United States.

Competition

The Company competes with numerous plastic injection molders in a fragmented industry that tends to be structured to satisfy local customer requirements. Many of these companies have substantially greater financial resources than the Company.

G.G.S. believes that competition within the plastic injection molding industry is based principally on a combination of quality, price, design capability, speed of responsiveness and delivery, reputation and manufacturing capability.

G.G.S. distinguishes itself from its competitors by having full design capabilities, experienced technical personnel and sophisticated two-color injection molding equipment. None of G.G.S.'s direct competitors have two-color injection molding equipment and only one or two have in-house mold making facilities. Additionally, G.G.S. is one of the largest Canadian Tier II plastic insert molded products suppliers.

The Company's four main competitors are: Falcon Plastics, Acco Plastics, Huronia Plastics and Injectec. They are all located in Southern Ontario, with revenues in the $5 million-$20 million range. In most instances, G.G.S. will compete with three companies for insert molded products and as many as six competitors for non-insert components contracts.


Patents, Trademarks and Licenses

The Company does not own any U.S. or foreign patents, trademarks or licenses that are material to its business. G.G.S. does rely on certain data and processes, including trade secrets and know-how, and the success of its business depends, to some extent, on such information remaining confidential.

Environmental Matters

The Company's operations are subject to certain environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. G.G.S. routinely monitors environmental compliance at its manufacturing facilities. The cost of such compliance has not been significant. The Company is not currently subject to any environmental proceedings. During fiscal 2003, the Company did not make any material capital expenditures for environmental control facilities, nor does it anticipate any such expenditures in the near future. Actions by governmental agencies concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by G.G.S. or otherwise adversely affect the demand for its products.

Employees


At March 31, 2004, the Company had 162 full-time employees, of which approximately 120 are represented by Teamsters Local 938. The collective bargaining agreement with Teamsters Local 938 recently was extended through December 31, 2006.. Management considers relations between the Company and its employees to be good.

Description of Property

In March of 1998, the Company entered into a ten year lease on its main plant and management building in Bolton, Ontario, Canada, comprising approximately 85,000 square feet. The current lease rate is $23,773.40 (U.S.$17,287.23) per month. In May and October of 1998, the Company subleased its previous location in Brampton, Ontario, Canada to two corporate tenants for the balance of the lease term (2006) at an aggregate rental in excess of the Company's obligations under the lease. The Company moved to the new premises to increase production capacity.


Management believes the Company's properties are in good condition and are adequate and suitable for its present purposes and planned expansion.

                        DIRECTORS AND EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Goyko Martinovic has been a director and president since the Company's founding in 1979. He is 48 years of age. Since 1986, Goyko Martinovic has overseen the technical operations of the Company as well as business growth.

Gavrilo Martinovic has been a director since the Company's founding in 1979. He has served as vice president since 1979. In addition, he served as secretary-treasurer from 1979 to 1986, and 1987 to 1992, and has served as secretary from 1992 to the present. He is 73 years of age and has been instrumental in the Company's lathe and tool operations as well as strategic planning.

Anna Martinovic has been executive officer and human resources manager since 1980. She is 46 years of age and oversees G.G.S.'s office staff, payroll and accounts payable. She also serves as liaison between the Company and our banks and unions.

Significant Employees

Kuljit Singh has been quality assurance assistant manager since 1996. He is 34 years of age and his duties include quality planning, production part approval, inspection of parts, corrective and preventive action, training of quality control personnel and implementation of quality control systems.

Karen Taylor has been the Company's accounting manager since 1995. She is 35 years of age and her duties include bank reconciliation accounts receivable, monthly gain and loss journal entries and inventory control.

Vince Oppedisano has been production manager since 1995. He is 36 years of age and he oversees the day to day operations of the plant, sets schedules and supervises cell leaders and set-up technician supervisors.

Branko Jevtovic has been engineering manager since 1990. He is 43 years of age and coordinates the Company's research and development, acts as liaison with toolmakers and customers and gives quotations for new and/or repairs to existing molds.

Matti Saarlaid has been sales manager since 1997. She is 60 years of age and acts as a liaison between the Company and its customers making sales calls and giving quotations for new business.

Vesco Scepanovic has been maintenance manager since 1994. He is 46 years of age and maintains the injection molding machines and all auxiliary equipment.

Family Relationships

Goyko and Anna Martinovic are husband and wife. Gavrilo Martinovic is Goyko Martinovic's father.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation paid or accrued by the Company for services rendered in all capacities during the three years ended July 31, 2003 to the Chief Executive Officer of the Company. During fiscal 2003, the executive officers of the Company did not receive any compensation. In addition, neither Gavrilo Martinovic nor Anna Martinovic received total salary and bonus exceeding U.S. $100,000 in either the 2002 or 2001 fiscal year.



                                                      Annual Compensation
                                                      -------------------
Name and Principal Position       Year        Salary ($)                Bonus ($)
---------------------------       ----        ----------                ---------
Goyko Martinovic                  2003             177,000                  0
President and Chief                          (U.S.$128,709)
Executive Officer
                                  2002                   0                  0
                                  2001              75,635                  0
                                              (U.S.$54,999)


The Company has no stock option plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Gavrilo Martinovic's, Vice President and Secretary of the Company, net advances to the Company were $140,107 (U.S. $101,881) in 2002 and $55,076 (U.S.$40,049)
in 2003. Goyko Martinovic's, President and Chief Executive Officer of the Company, net advances to the Company were $691,872 (U.S.$503,106) in 2002 and $179,061 (U.S.$130,207) in 2003. These advances bear interest at 11%, have no specific prepayment terms and are secured by a general security interest in the Company's assets. The Martinovics waived their right to interest payments in fiscal 2003 in the amount of $251,000 (U.S.$182,519).


                            DESCRIPTION OF SECURITIES


Our authorized share capital consists of an unlimited number of common shares, an unlimited number of Class A preference shares and an unlimited number of Class B preference shares. At May 31, 2004 there were 7,672,200 common shares, 2,000 Class A preference shares and 2,000 Class B preference shares outstanding.


Common Shares

Each common share entitles its holder to one vote at meetings of our shareholders and to receive dividends when declared by our board of directors. All dividends that our board of directors declare will be paid equally on all common shares, subject to the rights of holders of the preference shares. Holders of common shares will participate equally in any distribution of our assets upon our liquidation, dissolution or winding-up, subject to the rights of the holders of the preference shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the common shares.

Preference Shares

Each of the Class A and Class B preference shares pays non-cumulative dividends, in preference to the common shares, at the rate of 6% per annum on the $100 per share liquidation preference, and is redeemable and retractable at the price of $100 per share. The Company may redeem the preference shares upon 10 days' written notice, and holders of the preference shares may require that we redeem (retract) their shares upon 30 days' written notice. The holders of the Class A preference shares are not entitled to any voting rights, except as required by law, while the Class B preference shares have one vote per share.


                          PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of the Company's common shares as of May 31, 2004 of each executive officer, each director, and each shareholder in addition to the selling shareholders known to be the beneficial owner of 5% or more of the Company's Common Shares and all officers and directors as a group. See also "Selling Shareholders."


Subject to community property laws, where applicable, each person has sole voting and investment power with respect to the shares listed opposite the person's name. The address for each person listed in the table is 40 Simpson Road, Bolton, Ontario, Canada L7E 1Y4.



                                                                                            Percentage of
                                                                 Common Shares              of Shares
Name and Address of Beneficial Owner*                            Beneficially Owned         Beneficially Owned
-------------------------------------                            ------------------         ------------------
Goyko Martinovic...........................................      2,600,000                  33.9
Gavrilo Martinovic........................................       2,600,000                  33.9
Anna Martinovic............................................      -0-                        -0-
All officers and directors as a group (3 persons)                5,200,000                  67.8


---------------
* Each person's address is c/o the Company, 40 Simpson Road, Bolton, Ontario L7E 1Y4, Canada


       MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

There is currently no public trading market for the Company's common shares.

There are no outstanding warrants or options to purchase the Company's common shares nor are there any securities convertible into common shares.


There are 58 holders of record of the Company's common shares.


The Company has never paid a cash dividend on its common shares and does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends in the future will depend on the Company's earnings, financial condition and capital needs and on other factors deemed pertinent by the Company's Board of Directors. It is the current policy of the Company's Board of Directors to retain earnings to finance the operations and expansion of the Company's business.

As of November 19, 2003, the Company effected a 5,200-for-1 stock split of its common shares. Immediately prior to the stock split there were 1,000 shares outstanding and there were 5,200,000 shares outstanding immediately after the split.


Shares Eligible for Future Sale


Upon completion of the offering, the Company will have 7,672,200 common shares outstanding, of which 5,272,200 shares (approximately 69% of the shares to be outstanding) will be held by persons who acquired such shares in transaction in which such shares were not registered under the Securities Act of 1933 (the "Securities Act"). These shares may not be sold unless registered under the Securities Act or sold pursuant to Rule 144. Rule 144, as currently in effect and subjects to its provisions and other applicable federal and state securities laws, permits a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding common shares or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information concerning the Company. Rule 144 also permits, under certain circumstances, such sale of shares without any quantity limitation or current public information by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

5,200,000 of the common shares outstanding (approximately 68% of such shares) will be eligible for sale under Rule 144 beginning 90 days after the date of this prospectus, subject to compliance with Rule 144 volume limitations, all of which shares are held by officers and directors of the Company. An additional 72,200 shares will be eligible for sale under Rule 701 under the Securities Act.


The Company cannot predict the number of common shares which may be sold in the future pursuant to Rule 144 or otherwise since such sales will depend upon the market price of the common shares, the individual circumstances of holders thereof and other factors. Any sales of a substantial number of common shares in the public market could have a significant adverse effect on the market price of the common shares.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

This summary is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our common shares. Prospective purchasers of our common shares should consult their own tax advisors concerning the tax consequences of their particular situations.

Certain United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax considerations arising from the acquisition, ownership and disposition of the Company's common shares by United States holders and non-United States holders. You are a United States holder if you are the beneficial owner of common shares and you are:

o an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code (as defined below);

o a corporation or other entity that is taxable as a corporation, created or organized in or under the laws of the United States or any of its political subdivisions;

o an estate the income of which is subject to United States federal income taxation regardless of its source;

o a trust subject to the primary supervision of a United States court, and one or more United States persons have the authority to control all substantial decisions of the trust; or

o any other person that is subject to United States federal income tax on his, her or its worldwide income.

You are a "non-United States holder" if you are a beneficial owner of common shares and are not a United States holder.

This summary deals only with common shares that you hold as a capital asset for United States federal income tax purposes, and does not address tax considerations applicable to you if you are United States holder subject to special tax rules, such as:

o a broker-dealer, a dealer in securities or foreign currency, or a financial institution;

o a pass-through entity (e.g., a partnership) or an investor who holds the Company's common shares through a pass-through entity (e.g., a partner in a partnership);

o   an insurance company;

o   a tax-exempt organization;

o a United States holder subject to the alternative minimum tax provisions of the Code;

o a United States holder holding the Company's common shares as part of a hedge, straddle or other risk reduction or constructive sale transaction;

o   a United States expatriate;

o United States holders that own, or are deemed for United States tax purposes to own, 10% or more of the total combined voting power of all classes of the Company's voting stock;

o United States holders that have a principal place of business or "tax home" outside the United States; or

o United States holders whose "functional currency" is not the United States dollar.


The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986 (the "Code"), as amended, and regulations, rulings and judicial decisions as of the date of this Preliminary Prospectus; any authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular United States holder or non-United States holder. Accordingly, United States holders and non-United States holders should consult their own tax advisers with respect to their particular circumstances.

Taxation of Distributions

United States Holders

Subject to the passive foreign investment company rules discussed below, distributions that the Company makes with respect to its common shares, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be treated as a dividend to the extent that the distributions do not exceed the current and accumulated earnings and profits of the Company. The amount treated as a dividend will include any Canadian withholding tax deducted from the distribution. Under current law, certain dividends received by individuals are taxed at lower rates than items of ordinary income. Distributions, if any, in excess of the current and accumulated earnings and profits of the Company will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder's tax basis in the holder's common shares. To the extent that these distributions exceed the tax basis of the United States holder in the holder's common shares, the excess generally will be treated as capital gain.

In the case of distributions in Canadian dollars, the amount of the distributions generally will equal the United States dollar value of the Canadian dollars distributed, determined by reference to the spot currency exchange rate on the date of receipt of the distribution by the United States holder, and the United States holder will realize a separate foreign currency gain or loss only to the extent that gain or loss arises on the actual disposition of foreign currency received. Any foreign currency gain or loss generally will be treated as ordinary income or loss.

Dividends that the Company pays will not be eligible for the dividends-received deduction generally allowed to United States corporations under the Code.

Subject to the limitations set forth in the Code, the Canadian tax withheld or paid with respect to distributions on the Company's common shares generally may be credited against the United States federal income tax liability of a United States holder if such United States holder makes an appropriate election for the taxable year in which such taxes are paid or accrued. Alternatively, a United States holder who does not elect to credit any foreign taxes paid during the taxable year may deduct such taxes in such taxable year subject to certain requirements. Because the foreign tax credit provisions of the Code are very complex, United States holders should consult their own tax advisors with respect to the claiming of foreign tax credits.

Non-United States Holders

If you are a non-United States holder, dividends paid to you in respect of common shares will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases, you generally will be taxed in the same manner as a United States holder. If you are a corporate non-United States holder, "effectively connected' dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Sale or Exchange

United States Holders

Subject to the discussion of the passive foreign investment company rules below, upon a sale, exchange or other disposition of common shares of the Company, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the United States holder's adjusted tax basis in the common shares. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held the Company's common shares for more than one year. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income.

Non-United States Holders

If you are a non-United States holder, you will not be subject to United States federal income tax on gain recognized on the sale, exchange or other disposition of your common shares unless:

o the gain is "effectively connected" with your conduct of a trade or business in the United States and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

o you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met.


If you are a corporate non-United States holder, "effectively connected" gains that you recognize may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive Foreign Investment Company

The Code contains special rules for the taxation of United States holders who own shares in a "passive foreign investment company" (a "PFIC"). A PFIC is a non-United States corporation that meets an income test and/or an asset test in any taxable year. The income test is met if 75% or more of a corporation's gross income is "passive income" (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income, such as shares of stock, subject to certain exceptions). The asset test is met if at least 50% of the average value of a corporation's assets produce, or are held for the production of, passive income.

If the Company is classified as a PFIC, a United States holder may be subject to increased tax liability and an interest charge in respect of gain recognized on the sale of such United States holder's common shares and upon the receipt of certain distributions. Alternatively, if the Company complies with certain information reporting requirements, a United States holder may elect to treat the Company as a "qualified electing fund" (a "QEF"), in which case such United States holder would be required to include in income, in each year that the Company is a PFIC, its pro rata share of the Company's ordinary earnings and net capital gains, whether or not distributed. However, the Company does not currently intend to provide the information necessary to permit a United States holder to make the QEF election. As another alternative to the foregoing rules, if the Company's shares constitute "marketable stock" under applicable Treasury regulations, a United States holder may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of the United States holder's common shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains).

Based on our current and projected income, assets and activities, we do not expect to be classified as a PFIC for our current or any succeeding taxable year. No assurance can be provided, however, that we will not be classified as a PFIC in the future. Accordingly, United States holders should consult their own tax advisors with respect to the United States federal income tax consequences under the PFIC rules and its potential application to their particular situation.

Backup Withholding Tax and Information Reporting

United States Holder

Backup withholding tax at a rate of 28% may apply to payments of dividends and to payments of proceeds of the sale or other disposition of the Company's common shares within the United States by a non-corporate United States holder, if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax and amounts so withheld may be refunded or credited against a United States holder's United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

In addition, information reporting requirements generally will apply to payments of dividends on, and the proceeds of the sale, exchange or other disposition of the Company's common shares to a non-corporate United States holder, other than certain exempt recipients.

Non-United States Holder

Non-United States holders are generally exempt from backup withholding tax and information reporting requirements. However, as certain exceptions could apply to subject a non-United States holder to backup withholding tax and information reporting requirements, non-United States holders should consult their own tax advisors with respect to the potential application of backup withholding tax and information reporting requirements to their particular situation.

Certain Canadian Federal Income Tax Considerations

This section summarizes the principal Canadian federal income tax considerations generally applicable to you if you acquire common shares pursuant to this offering and, for purposes of the Income Tax Act, hold such common shares as capital property and deal at arm's length and are not affiliated with us. Our common shares will generally be considered to be capital property to you unless you hold such common shares in the course of carrying on a business, or you have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is based on the current provisions of the Income Tax Act, the regulations thereunder, all specific proposals to amend the Income Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus, and our understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus.

Residents of Canada

This section of the summary applies to you if, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are resident in Canada at all relevant times. Certain of such persons to whom common shares might not constitute capital property may elect, in certain circumstances, to have the common shares treated as capital property by making the election permitted by subsection 39(4) of the Income Tax Act.

The Income Tax Act contains certain "mark-to-market rules" relating to securities held by certain financial institutions. This summary does not take into account those mark-to-market rules, and if you are a "financial institution" for purposes of such rules, you should consult your own tax advisor.

Taxation of Dividends

Dividends received or deemed to be received on a common share will be included in computing your income for purposes of the Income Tax Act (dividends received in United States dollars must be converted into Canadian dollars). The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to such dividends received by an individual, and such dividends received by a corporation normally will be deductible in computing its taxable income. If you are a "private corporation" or a "subject corporation" (as defined in the Income Tax Act), you may be liable under Part IV of the Income Tax Act to pay a refundable tax of 33 1/3% on such dividends to the extent that such dividends are deductible in computing your taxable income.

Disposition of Common Shares

Upon a disposition or a deemed disposition of a common share, you generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share to you. The cost to you of a common share acquired pursuant to this offering will be averaged with the adjusted cost base of any other of our common shares owned by you as capital property for purposes of determining the adjusted cost of each such share to you.

Under the provisions of the Income Tax Act, one-half of any capital gain realized by you will be required to be included in computing your income as a taxable capital gain. Similarly, one-half of any capital loss (an "allowable capital loss") realized by you may normally be deducted against taxable capital gains realized by you in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be deducted by you against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Income Tax Act in this regard. Capital gains realized by an individual (other than certain specified trusts) may be subject to alternative minimum tax.

The amount of any capital loss realized on the disposition or deemed disposition of a common share by you if you are a corporation may be reduced by the amount of dividends received or deemed to have been received by you on such common share to the extent and in the circumstances prescribed by the Income Tax Act. Similar rules may apply where you are a holder that is a corporation that is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

If you are a Canadian-controlled private corporation (as defined in the Income Tax Act), you may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains but not including taxable dividends that are deductible in calculating taxable income.

Non-Resident Holders

The following section summarizes the principal Canadian federal income tax considerations generally applicable to you if:

o at all relevant times, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are not a resident of Canada,

o you do not use or hold (and will not use or hold) and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada and do not carry on an insurance business in Canada and elsewhere, and

o your shares do not constitute "taxable Canadian property" for purposes of the Income Tax Act.

Provided that the common shares are listed on a prescribed stock exchange (which includes the Nasdaq Stock Market but excludes the NASD OTC Bulletin Board) at a particular time, the common shares will generally not constitute taxable Canadian property to you at that time. This rule applies unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of our capital stock was owned by you, by persons with whom you did not deal at arm's length or by you and any such persons. Your common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Income Tax Act.

Taxation of Dividends

Dividends on our common shares paid or credited or deemed under the Income Tax Act to be paid or credited to you generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where you are a resident of a country with which Canada has an income tax treaty. If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on common shares generally will be subject to Canadian withholding tax at the rate of 15%. Under the Canada-United States Income Tax Convention, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold tax from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.

Disposition of Common Shares

You will not be subject to tax under the Income Tax Act in respect of any capital gain realized on the disposition of common shares.

                                  LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Torys LLP, New York, New York.

                                     EXPERTS


Our financial statements appearing in this prospectus have been audited by EvansMartin LLP, independent chartered accountants, to the extent and for the periods set forth in their report appearing herein, which are included herein in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         In October 2002, the Company's former accountants, Spergel Mandelbaum Gluckman & Forster LLP, declined to serve for re-election. The engagement of new accountants was approved by the Company's board of directors. The former accountants' report for each of the past two fiscal years did not contain an adverse opinion nor a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, there were no disagreements with the former accountants, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. EvansMartin LLP have been engaged as the Company's independent accountants.


                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common shares offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the Company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                     Page
                                                                                     ----
Index to Financial Statements                                                        F-1
Independent Auditors' Report                                                         F-2
Independent Auditors' Report                                                         F-3
Balance Sheet for the Year Ended July 31, 2003                                       F-4
Statements of Shareholders' Equity for the Years Ended July 31, 2003 and 2002        F-5
Statements of Operations for the Years Ended July 31, 2003 and 2002                  F-6
Statements of Cash Flows for the Years Ended July 31, 2003 and 2002                  F-7
Notes to Financial Statements                                                        F-8
Financial Statements for the Periods Ended April 30, 2004 and 2003 (unaudited)       F-17

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
G.G.S. PLASTIC ENGINEERING INC.

We have audited the balance sheet of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2003 and the related statements of shareholders' equity, operations and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of G.G.S. Plastics Engineering Inc. as at July 31, 2002 presented in conformity with accounting principles generally accepted in the United States of America were audited by other auditors, whose report dated September 3, 2002 (except to Note 1 which is as of October 10, 2002) expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2003 and the results of its operations and its cash flows for the year ended July 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

We have also reported separately on the financial statements of G.G.S. PLASTIC ENGINEERING INC. for each of the two years ended July 31, 2003 and 2002 presented in accordance with accounting principles generally accepted in Canada.


/s/ EvansMartin LLP
EvansMartin LLP
Chartered Accountants
Toronto, Ontario
September 15, 2003

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
G.G.S. PLASTIC ENGINEERING INC.

We have audited the balance sheet of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2002 and the related statements of shareholders' equity, operations and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2001 were audited by other auditors whose report dated September 17, 2001 expressed an unqualified opinion on the financial position of G.G.S. PLASTIC ENGINEERING INC. as of July 31, 2001 and the results of its operations and its cash flows for the year then ended.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2002 and the results of its operations and its cash flows for the year ended July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The financial statements of G.G.S. PLASTIC ENGINEERING INC. for the same period presented in accordance with accounting principles generally accepted in Canada were audited by other auditors. Their report dated September 3, 2002 (except to Note 1 which is as of October 10, 2002) expressed an unqualified opinion on these financial statements.

/s/ Spergel Mandelbaum Gluckman & Forster LLP
Spergel Mandelbaum Gluckman & Forster LLP
Toronto, Ontario
September 3, 2002 (except to Note 1 which is as of October 10, 2002)

                         G.G.S. PLASTIC ENGINEERING INC.
                          BALANCE SHEET, JULY 31, 2003
                                (Canadian Funds)



                                     ASSETS
CURRENT
     Accounts receivable (net of allowance of $30,000)                                            $ 1,761,181
     Investment tax credits receivable (Note)                                                         800,000
     Inventories (Note 4)                                                                           2,263,105
     Prepaid expenses                                                                                   9,488
                                                                                                  -----------
                                                                                                    4,833,774
Deferred charges (Note 6)                                                                             522,393
Deposits                                                                                              201,058
Property, plant and equipment, net (Note 5)                                                         5,871,612
                                                                                                  -----------
                                                                                                  $11,428,837
                                                                                                  ===========

                                   LIABILITIES
CURRENT
     Bank operating loan (Note 7)                                                                 $ 1,995,086
     Current portion of bank term loans (Note 7)                                                      400,200
     Accounts payable                                                                               1,025,396
     Accrued liabilities                                                                              271,471
     Current portion of obligation under capital lease (Note 8)                                       490,451
     Current portion of deferred income taxes (Note 9)                                                190,900
                                                                                                  -----------
                                                                                                    4,373,504
Bank term loan (Note 7)                                                                             1,434,050
Obligation under capital lease (Note 8)                                                               966,220
Deferred income taxes (Note 9)                                                                        282,200
Due to directors (Note 10)                                                                          2,533,828
                                                                                                  -----------
                                                                                                    9,589,802
                                                                                                  -----------

CONTINGENCIES AND COMMITMENTS (Notes 8, 12 and 14)
                              SHAREHOLDERS' EQUITY
CAPITAL STOCK (Note 13)

     AUTHORIZED         ISSUED
         Unlimited       2,000   Class "A",   6% non-cumulative                                            20
                                              redeemable and retractable at issue price, non-
                                              voting preference shares
         Unlimited       2,000   Class "B",   6% non-cumulative,                                           20
                                              redeemable and retractable at issue price,
                                              voting preference shares
         Unlimited   5,200,000   Common shares                                                            100
                                                                                                  -----------
                                                                                                          140
Contributed Capital                                                                                   860,000
Retained Earnings                                                                                     978,895
                                                                                                  -----------
                                                                                                    1,839,035
                                                                                                  -----------
                                                                                                  $11,428.837
                                                                                                  ===========


See accompanying notes to financial statements.

                         G.G.S. PLASTIC ENGINEERING INC.

                        STATEMENT OF SHAREHOLDERS' EQUITY

                                (CANADIAN FUNDS)

                    FOR THE YEAR ENDED JULY 31, 2003 AND 2002


                            Number of                Class A      Class B
                            Common       Common      Preference   Preference   Contributed    Retained
                            Shares       Shares      Shares       Shares       Capital        Earnings
                            (Note 13)    $           $            $            $              $
BALANCE,
   August 1, 2001              1,000          100       20          20           140,000          923,663

Net income                         -            -        -           -                 -           27,478

Contributed Services               -            -        -           -           360,000                -
                            --------     --------    -----        ----         ---------      -----------

BALANCE,
   August 1, 2002              1,000          100       20          20           500,000          951,141

Net income                         -            -        -           -                 -           27,754

Subsequent stock split     5,199,000            -        -           -                 -                -

Contributed Services               -            -        -           -           360,000                -
                            --------     --------    -----        ----           -------      -----------


BALANCE,
   July 1, 2003             5,200,000         100       20          20           860,000          978,895
                            =========    ========    =====        ====         =========      ===========



See accompanying notes to financial statements.

                         G.G.S. PLASTIC ENGINEERING INC.

                             STATEMENT OF OPERATIONS

                                (CANADIAN FUNDS)

                           FOR THE YEAR ENDED JULY 31


                                                                       2003          2002
Sales                                                           $17,342,759   $17,924,692

Cost of sales                                                    14,112,429    15,425,859
                                                                -----------   -----------

Gross profit                                                      3,230,330     2,498,833
                                                                -----------   -----------

Expenses
     Selling, general and administrative                          1,315,289     1,469,476
     Research and development (net of investment tax credits)
     (Note 3)                                                       875,381       309,796
     Bank fees and interest (Note 11)                               772,013       631,342
     Amortization-deferred charges                                   63,814        12,060
                 -office equipment                                    7,979         6,681
                                                                -----------   -----------

                                                                  3,034,476     2,429,355
                                                                -----------   -----------

Income before income taxes                                          195,854        69,478

Deferred income taxes                                               168,100        42,000
                                                                -----------   -----------

NET INCOME FOR THE YEAR                                         $    27,754   $    27,478
                                                                ===========   ===========

NET INCOME PER SHARE - BASIC AND DILUTED
(Note 13)                                                       $      0.01   $      0.01
                                                                ===========   ===========


WEIGHTED AVERAGE NUMBER OF COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED

     AFTER GIVING EFFECT TO SUBSEQUENT
     SUBDIVISION (Note 13)                                        5,200,000     5,200,000
                                                                ===========   ===========

     PRIOR TO GIVING EFFECT TO SUBSEQUENT
     SUBDIVISION                                                      1,000         1,000
                                                                ===========   ===========


See accompanying notes to financial statements.

                         G.G.S. PLASTIC ENGINEERING INC.

                             STATEMENT OF CASH FLOWS

                                (CANADIAN FUNDS)

                           FOR THE YEAR ENDED JULY 31


                                                                       2003           2002
Cash flow from operating activities:
     Operating activities:
         Net income                                             $    27,754    $    27,478
     Adjustments to reconcile net income to net cash provided
         by operating activities:
         Amortization                                               915,928        897,846
         Deferred income taxes                                      168,100         42,000
         Contributed services                                       360,000        360,000
     Change in operating assets and liabilities:
         Accounts receivable                                        875,254        309,944
         Investment tax credits received                            (62,091)       512,091
         Inventory                                                   60,992        931,425
         Prepaid expense                                               (354)          (196)
         Accounts payable and accrued liabilities                  (954,675)    (1,517,598)
                                                                -----------    -----------

Net cash provided by operating activities                         1,390,908      1,562,990
                                                                -----------    -----------

Cash flow from financing activities:
     Repayment of operating loan, net                              (116,024)      (703,423)
     Proceeds from bank term loan                                 2,000,000           --
     Repayment of bank term loans                                (1,924,109)      (596,806)
     Repayment of promissory note                                      --         (300,000)
     Repayment of capital leases                                   (490,513)      (317,940)
     Advances from directors                                        234,136        831,979
     Refinancing costs                                             (450,237)       (93,601)
                                                                -----------    -----------

Net cash used in financing activities                              (746,747)    (1,179,791)
                                                                -----------    -----------

Cash flow from investing activities:
     Deposits                                                            --       (100,000)
     Purchase of capital assets                                    (644,161)      (283,199)
                                                                -----------    -----------

Net cash used in investing activities                              (644,161)      (383,199)
                                                                -----------    -----------

Change in cash and balance, end of year                         $        --    $      --
                                                                ===========    ===========

Supplementary disclosure of cash flow information

     Cash paid during the year for interest                     $   797,785    $   679,833
                                                                ===========    ===========


See accompanying notes to financial statements.

                         G.G.S. PLASTIC ENGINEERING INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 31, 2003


1.       GENERAL

         The company is a manufacturer of automotive parts and derives approximately 52% (2002 - 52%) of its revenue from one customer, 18.4% (2002 - 14.5%) of its revenue from its second largest customer and 18.2% (2002 - 18.8%) of its revenue from its third largest customer. The Company purchases 48% (2002 - 59%) of its raw materials from one supplier.

         As at the year end, the company's largest customers comprised 37%, 31% and 25% of its total accounts receivable.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. On September 15, 2003, we reported on the financial statements for the same period prepared in accordance with Canadian generally accepted accounting principles.

         Revenue Recognition

         Revenue on production contracts is recognized on completion and shipment of the product provided acceptance and collectibility are reasonably assured. Any return products are reworked and sent back to the customer.

         Revenue from tooling contracts is recognized on the percentage of completion method. The percentage of completion is determined based on an engineering estimate of contract status. Anticipated losses, if any, are recognized in income in the period when they first become identifiable.

         Inventories

         Raw material inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis. Work in progress and finished goods inventories are valued at the lower of cost (including material and labour and overhead costs based on actual rates) and market (ie., estimated realizable value less costs to complete and sell).

         Deferred charges

         Leasing commissions are amortized on a straight-line basis over the term of related leases. Refinancing fees are amortized on a straight-line basis over the term of the debt.



         Property, Plant and Equipment

         Property, plant and equipment and assets under capital lease are carried at lower of cost less accumulated amortization, and estimated net recoverable amount. Amortization is being provided for principally on a straight-line basis over the related assets' estimated useful life commencing in the month following acquisition, using the following estimated lives:

                  Machinery                          8 to 12 years
                  Production tooling                 4 to 6 years
                  Furniture and fixtures             4 to 6 years
                  Computer hardware                  3 to 5 years
                  Computer software                  2 to 4 years
                  Leasehold improvements             over the term of the lease

         The Company periodically compares the carrying value of long-lived assets to their net realizable value and recognizes into income any impairment to net assets.

         Deferred Income Taxes

         The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the accounting values of assets and liabilities and the difference between the accounting values of assets and liabilities and their related tax bases using enacted income tax rates.

         Foreign Currency Translation

         Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, while foreign currency revenues and expenses are translated at the exchange rate in effect on the date of the transaction. Non-monetary items are translated at historical exchange rates. The resulting gains or losses are included in income. Resulting exchange gain of $101,250 (2002 - $16,420) is included in cost of sales.

         Credit Risk

         The company provides credit to its clients in the normal course of its operations. It carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses which, once materialize, are consistent with management's forecasts. The company does not normally require a guarantor.



         For the other debts, the company determines, on a continuing basis, the probable losses and sets up a provision for losses based on the estimated realizable value.

         Concentration of credit risk arises when a group of clients have a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. For the company, significant concentrations of credit risk are related to companies who manufacture, and supply products for the automotive industry. As for the accounts receivable, the company has significant risk with respect to its three largest customers, which customers the company has determined to be credit worthy.

         Currency Risk

         The company is exposed to currency risk to the extent that certain sales and inventory purchases are derived from the United States and are receivable and payable in American dollars.


         The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. However, depending on the nature, amount and timing of foreign currency receipts and payments, the Company may enter into forward exchange contracts to mitigate the associated risks. There were no forward exchange contracts outstanding at July 31, 2003 and 2002.

         Interest Rate Risk

         The company's bank indebtedness bears interest at floating rates. These rates may change significantly, affecting future cash flows.

         Fair Value of Financial Assets and Liabilities

         The carrying amounts of the company's financial instruments including accounts receivable, bank indebtedness, accounts payable and accrued liabilities approximate their fair value due to short maturities. Long-term debt approximates fair value due to the prevailing interest rates.

         Comprehensive Income

         Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the years ended July 31, 2003 and 2002, comprehensive income was the same as net earnings.



         Research and Development

         Research and development costs are expensed as incurred. Investment and innovative tax credits are netted against the related expenses.

         Computations of Earnings per Common Share

         Basic earnings per share are computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for any subdivision or consolidation. Net income available to common shareholders is reduced by preferred stock dividends. For the years ended July 31, 2003 and 2002, there were no dividends declared on these non-cumulative preference shares.

         Diluted earnings per common share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the years ended July 31, 2003 and 2002, there were no common equivalent shares outstanding.

         Recent Accounting Pronouncements

         (i)      Statement of Financial Accounting Standard No. 148 (SFAS 148)

                  Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", was issued in December 2002. This statement provides companies with two additional alternative transition methods for recognizing a company's voluntary decision to change its method of accounting for stock-based employee compensation to the fair-value method. It also amends the existing disclosure requirements of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation". The transition guidance and provisions of this statement for annual disclosures are effective for fiscal years ending after December 15, 2002. The provisions for interim-period disclosures are effective for financial reports that contain financial statements for interim periods beginning after December 15, 2002. The company currently does not have any stock-based employees compensation plans.

         (ii)     Statement of Financial Accounting Standard No. 149 (SFAS 149)


                  In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") which applies to contracts entered into or modified after June 30, 2003. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." We do not expect the adoption of SFAS 149 will have a material impact on our consolidated financial position, results of operations or cash flows.




         (iii)    Statement of Financial Accounting Standard No. 150 (SFAS 150)

                  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") which improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Examples of such financial instruments include mandatorily redeemable shares, put options and forward purchase contracts that may require the issuer to buy back some of its shares in exchange for cash or other assets and obligations that can be settled with shares. SFAS 150 is effective for fiscal years beginning after May 31, 2003. Since the Company's preference shares have no mandatory redemption clause, this is not expected to have a material impact on the Company's financial statements.

         Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.


3.       INVESTMENT TAX CREDITS RECEIVABLE AND MEASUREMENT UNCERTAINTY

         Investment and innovative tax credits are earned in connection with research and development activities. After application to reduce income taxes payable the receivable balance of the recognized portion is $800,000.

         The research and development claims for 2002 have been accepted as filed and amounts received in excess of what was recorded, with the excess of $4,439 being taken into income in the current year.

         The research and development claim for 2003 is $906,164 of which $800,000 has been recorded in the accounts. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria, and amounts may vary upon review by Canada Customs and Revenue Agency. The actual tax credits may range from $Nil to $906,164. Adjustments to the claim, if any, will be accounted for in the year of assessment.

4.       INVENTORIES

         Raw materials                                                                                         $  874,146
         Work in progress                                                                                         155,300
         Finished goods                                                                                           850,877
         Maintenance and tooling parts                                                                            382,782
                                                                                                               ----------

                                                                                  $ 2,263,105
                                                                                  ===========

5.       PROPERTY, PLANT AND EQUIPMENT



                                                                                                              Accumulated
                                                                                         Cost                Amortization
                                                                                         ----                ------------

         Machinery                                                                $ 6,347,177                  $3,255,094
         Production tooling                                                         1,111,356                     659,690
         Furniture and fixtures                                                       454,287                     302,448
         Computer hardware                                                            180,212                     157,084
         Computer software                                                            149,095                     142,620
         Leasehold improvements                                                     1,418,973                   1,034,896
                                                                                  -----------                  ----------

                                                                                    9,661,100                   5,551,832
                                                                                  -----------                  ----------

         Capital leases:
               Machinery                                                            2,645,067                     890,182
               Furniture and fixtures                                                  31,911                      30,444
               Computer hardware                                                      110,624                     104,632
                                                                                  -----------                  ----------

                                                                                    2,787,602                   1,025,258
                                                                                  -----------                  ----------

                                                                                  $12,448,702                  $6,577,090
                                                                                  ===========                  ==========

           NET BOOK VALUE                                                                       $5,871,612
                                                                                                ==========

         Amortization expense in the year was $852,114 (2002 - $885,786)

6.       DEFERRED CHARGES

         Deferred charges are comprised as follows:

           Leasing commissions, at cost                                                 $   95,363
           Accumulated amortization                                                         64,808
                                                                                        ----------
                                                                                            30,555
                                                                                        ----------

           Refinancing fees, at cost                                                       839,941
           Accumulated amortization                                                        348,103
                                                                                        ----------
                                                                                           491,838
                                                                                        ----------

                                                                                        $  522,393
                                                                                        ==========


7.       BANK INDEBTEDNESS


         Bank term loan repayable in monthly principal installments of $33,350 with interest at the bank's base rate of 8.4% plus
         2% due August 2007.                                                            $1,834,250
         Principal installments due within one year                                        400,200
                                                                                        ----------

                                                                                        $1,434,050
                                                                                        ==========


         Principal repayments of bank term loan are as follows:


         2004                                                                           $ 400,200
         2005                                                                             400,200
         2006                                                                             400,200
         2007                                                                             400,200
         2008                                                                             233,450


         The company has an authorized line of credit of $4,000,000, bearing interest at the bank's interest rate plus 2 1/4% which is subject to margining requirements monitored daily. Bank indebtedness is secured by a general security agreement representing a first fixed and floating charge covering all assets of the company, and personal guarantees of the directors totaling $2,000,000.


         The company was in compliance with all significant conditions and covenants contained in its banking agreements during the year and to date.

8.         OBLIGATION UNDER CAPITAL LEASES

         The following is a summary of future minimum lease payments under the capital leases, together with the balance of the obligation under the leases:

         Years ending July 31, 2004                                                                 $  610,794
                               2005                                                                    861,257
                               2006                                                                     90,191
                               2007                                                                     93,950
                                                                                                    ----------
         Total minimum lease payments                                                                1,656,192
         Less amounts representing interest from 8% to 12%                                             199,521
                                                                                                    ----------

         Balance of obligations                                                                      1,456,671
         Current portion                                                                               490,451
                                                                                                    ----------

                                                                                                    $  966,220
                                                                                                    ==========


9.       INCOME TAXES

         Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Income tax expense for the year ended July 31 is comprised of the following components.


                                                                   2003           2002

         Deferred income taxes      -       Federal              $ 98,100         $24,500
                                    -       Provincial             70,000          17,500
                                                                 --------         ------

                                                                 $168,100         $42,000
                                                                 ========         =======


         The following is a reconciliation of income taxes at Canadian statutory rates to the Company's effective income tax rate:



                                                                                             2003            2002

         Statutory rate                                                                    37.46%          41.87%
                                                                                           ------          -----
         Income taxes at statutory rate                                                   $73,367         $29,090
         Items not deductible for income tax purposes                                     173,695         288,161

         Recovery of prior years' non-deductible item                                          --         (53,285)

         Investment tax credits                                                                --         (91,780)
         Benefit of small business deduction                                              (78,962)        (70,886)
                                                                                         --------         -------

        Income tax expense                                                               $168,100         $42,000
                                                                                         ========         =======


         The benefit of the small business deduction is available to the company as long as it satisfies certain requirements as prescribed by the Canadian Income Tax Act.




          Sources of deferred income tax liabilities

                                                                        2003               2002

          Current liabilities
                   Investment tax credits ..........                 $ 190,900           $ 121,000
                                                                     ---------           ---------
          Long-term liabilities
                   Plant and equipment .............                   593,000             555,000
                   Other assets ....................                    10,200              (7,000)
                   Net operating loss carry forward                   (321,000)           (364,000)
                                                                     ---------           ---------

                                                                     $ 282,200           $ 184,000
                                                                     =========           =========


         The company has allowable Federal and Provincial operating losses of $718,000 and $3,037,000 respectively, which are available to be applied against future income to and beyond 2008.

10.      RELATED PARTY TRANSACTIONS

         Advances from directors bear interest at 11%, are secured by a general security agreement, have no specific terms of repayment and have been postponed in favour of the bank (note 7). The directors have waived their right to the interest for the current year in the amount of $251,000 (2002 - $200,700).


         Included in selling, general and administrative expenses is management's estimate of the value ($360,000 - 2002 - $360,000) of services provided for managing the company. These services were provided without compensation and have been recorded in the Statement of Shareholders' Equity as contributed capital.


11.      BANK FEES AND INTEREST

         Bank fees and interest are comprised as follows:


                                                                     2003         2002

          Bank charges                                              $ 37,123    $  16,777
          Bank audit and monitoring fees                             211,613      195,861
          Interest expense:
              Operating loan                                         200,100      237,608
              Term loans                                              65,403      194,344
              Promissory note                                         94,509       44,264
              Capital leases                                         168,027      201,935
              Directors                                                 --           --
          Interest earned and prior interest recovered on appeal        (766)    (259,447)
                                                                    --------    ---------

                                                                    $772,013    $ 631,342
                                                                    ========    =========


12.      LEASE COMMITMENTS


         Management relocated its operations to new premises and entered into a ten year lease effective June 1998. The company remains committed under the lease of its prior premises until the year 2006, with the total remaining lease commitments aggregating to $1,026,346. In 1998, the company subleased these premises for the balance of the lease term. The company does not expect to incur additional cost, however, if the sub-lessee is unable to meet its obligation under the terms of the sublease, the company would be responsible for any deficiency.


         The company is committed to the following minimum annual lease payments for equipment and premises, net of sublease arrangements:


                                                                                  Premises             Equipment
         Years ending July 31, 2004                                               $325,003              $347,368
                               2005                                                325,003               244,803
                               2006                                                325,003               223,130
                               2007                                                325,003                67,080
                               Thereafter                                          227,920

13.      CAPITAL STOCK AND SUBSEQUENT EVENT


         On May 1, 2003, the shareholders authorized the filing of Articles of Amendment by special resolution. Subsequent to year-end and pursuant to the Ontario Business Corporations Act, the Articles of the corporation were amended by splitting the 1,000 issued and outstanding common shares of the corporation into 5,200,000 common shares.


14.      COMMITMENTS

         During the prior year, the company entered into agreements to pay $100,000 USD to pursue becoming a fully compliant and listed public company quoted on the NASDOTC lower board, followed by a best efforts private placement of the company's shares to raise $2,000,000 USD. As at July 31, 2003, $60,000 USD of this fee has been paid and included as a deferred charge on the balance sheet and proceedings with the Securities and Exchange Commission regarding the listing are ongoing. Under this agreement the company is also committed to further fees and commissions as may be required for third party consultants or brokers. Under agreement with other consultants, the company is committed to an additional fee of 5% of gross proceeds from the share offering, plus related expenses.

                        G.G.S. PLASTIC ENGINEERING INC.


                                 BALANCE SHEET
                                (Canadian Funds)
                                 April 30, 2004


                                     ASSETS

CURRENT
   Accounts receivable (net of allowance of $30,000)                         $ 3,259,846
   Investment tax credits receivable                                           1,400,000
   Inventories                                                                 2,775,113
   Prepaid expenses                                                                7,080
                                                                             -----------

                                                                               7,442,039
Deferred charges                                                                 460,118
Deposits                                                                         203,824
Property, plant and equipment, net                                             6,320,893
                                                                             -----------
                                                                             $14,426,873
                                                                             ===========

                                   LIABILITIES

CURRENT
   Bank operating loan                                                       $ 3,170,943
   Current portion of bank term loans                                            596,580
   Accounts payable                                                            1,593,306
   Accrued liabilities                                                           431,510
   Current portion of obligation under capital lease                             520,896
   Current portion of deferred income taxes                                      190,900
                                                                             -----------

                                                                               6,504,135

Bank term loan                                                                 2,104,475
Obligation under capital lease                                                   563,909
Deferred income taxes                                                            282,200
Due to directors                                                               2,213,828
                                                                             -----------

                                                                              11,668,547
                                                                             -----------


                              SHAREHOLDERS'EQUITY

CAPITAL STOCK
AUTHORIZED
                   ISSUED
   Unlimited
                    2,000     Class "A",    6% non-cumulative,                        20
                                            redeemable and retractable at
                                            non-voting preference shares
   Unlimited                                6% non-cumulative,                        20
                    2,000     Class "B",    redeemable and retractable at
                                            voting preference shares
   Unlimited
                  7,672,200   Common                                             363,100
                              shares                                         -----------
                                                                                 363,140

Contributed Capital                                                              860,000

Retained Earnings                                                              1,535,186
                                                                             -----------

                                                                               2,758,326

                                                                             $14,426,873
                                                                             ===========

                        G.G.S. PLASTIC ENGINEERING INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                                (CANADIAN FUNDS)
                 FOR THE NINE MONTH PERIOD ENDED APRIL 30, 2004

                            Number of            Class A     Class B
                             Common    Common   Preference  Preference  Contributed  Retained
                             Shares    Shares     Shares      Shares      Capital    Earnings
                                          $          $          $            $           $
BALANCE August 1, 2002          1,000     100           20          20      500,000    951,141

    Net income                      -       -            -           -            -     27,754

    Contributed services            -       -            -           -      360,000          -
                            ------------------------------------------------------------------

BALANCE, July 31, 2003          1,000     100           20          20      860,000    978,895

Net income                          -       -            -           -            -    556,291

Stock split                 5,199,000                    -           -            -          -

Capital stock               2,472,200  363,000           -           -            -          _
                            ------------------------------------------------------------------

BALANCE, April 30, 2004     7,672,200  363,100          20          20      860,000  1,535,186
                            ==================================================================

                        G.G.S. PLASTIC ENGINEERING INC.

                            STATEMENT OF OPERATIONS
                                (CANADIAN FUNDS)
                 FOR THE NINE MONTH PERIOD ENDED APRIL 30, 2004


                                                                  2004           2003
Sales                                                         $12,884,734     $14,141,762
Cost of sales                                                  11,048,722      12,548,296
                                                              -----------     -----------

Gross profit                                                    1,836,012       1,593,466
                                                              -----------     -----------

Expenses
  Selling, general and administrative                           1,293,909       1,186,584
  Research and development (net of investment tax credits)       (600,000)       (400,000)
  Bank fees and interest                                          489,007         647,432
  Amortization - deferred charges                                  93,600          20,914
               - office equipment                                   3,205           4,005
                                                              -----------     -----------

                                                                1,279,721       1,458,935
                                                              -----------     -----------

Income before income taxes                                        556,291         134,531
Deferred income taxes                                                  -               -
                                                              -----------     -----------

NET INCOME FOR THE PERIOD                                     $   556,291     $   134,531
                                                              ===========     ===========

NET INCOME PER SHARE -BASIC AND DILUTED                       $      0.07     $      0.03
                                                              ===========     ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                               7,672,200       5,200,000
                                                              ===========     ===========

                        G.G.S. PLASTIC ENGINEERING INC.

                            STATEMENT OF CASH FLOWS
                                (CANADIAN FUNDS)
                 FOR THE NINE MONTH PERIOD ENDED APRIL 30, 2004



                                                                  2004           2003
Cash flow from operating activities:
Operating activities:
Net income                                                    $   556,291     $   134,531
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization                                                      681,320         621,574
Deferred income taxes                                                 -               -
Contributed services                                                  -           270,000
Change in operating assets and liabilities:
Accounts receivable                                            (1,498,665)     (1,069,583)
Investment tax credits received                                  (600,000)        342,348
Inventory                                                        (512,008)        (23,812)
Prepaid expense                                                      (357)           (255)
Accounts payable and accrued liabilities                          727,950        (470,589)
Proceeds from operating loan, net                               1,175,856         954,450
                                                              -----------     -----------

Net cash provided by operating activities                         530,387         758,664
Cash flow from financing activities:
Proceeds from issuance of common shares                           363,000             -
Proceeds from bank term loan                                    1,220,000             -
Repayment of bank term loans                                     (322,750)        175,941
Repayment of promissory note                                          -               -
Repayment of capital leases                                      (402,311)       (371,431)
Advances from directors                                          (320,000)         44,800
Refinancing costs                                                 (31,325)       (464,262)
                                                              -----------     -----------

Net cash used in financing activities                             506,614        (614,952)

Cash flow from investing activities:
Deposits                                                              -               -
Purchase of capital assets                                     (1,037,001)       (143,712)
                                                              -----------     -----------

Net cash used in investing activities                          (1,037,001)       (143,712)

Change in cash and balance, end of year                       $       -       $       -
                                                              ===========     ===========

Supplementary disclosure of cash flow information

Cash paid during the year for interest                        $   397,586     $   390,362
                                                              ===========     ===========

                         G.G.S. PLASTIC ENGINEERING INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 APRIL 30, 2004



1.   Basis of Presentation

     In the opinion of management of G.G.S. Plastic Engineering Inc. ("the Company"), the unaudited financial statements contain all adjustments, consisting solely of adjustments of a normal recurring nature, necessary to present fairly the financial position, results of operations, and cash flows for the period presented. These statements should be read in conjunction with the Company's audited Annual Financial Statements for the fiscal year ended July 31, 2003 as presented in Registration Statement on Form SB-2 (Amendment No.2). The results of operations for the nine-month period ended April 30, 2004 are not necessarily indicative of the results for the full year.

2.   Recent Accounting Pronouncements

 (i)  Revised Statement of Financial Accounting Standard No. 132 (SFAS 132)

     In December 2003, the FASB issued the revised SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits" ("SFAS 132"). The revised SFAS 132 retains the disclosures required by the original issuance of SFAS 132 and requires additional annual disclosures describing the types of plan assets, investment strategy, measurement date, plan obligations and cash flows. The revised SFAS 132 also requires additional interim period disclosures, including the components of net periodic benefit cost and changes in planned contributions. The provisions of this statement for annual disclosures are effective for fiscal years ending after December 15, 2003. The provisions for interim-period disclosures are effective for interim periods beginning after December 15, 2003. The company currently does not have any pension plans or postretirement benefit plans.

     3. Commitments and contingencies

     (i) Long-term debt
     Bank term loan repayable in monthly principal installments of $33,350 with interest at the bank's base rate of 8.4% plus
     2% due August 2007.                                                        $1,534,100

     Bank term loan repayable in monthly principal installments of $8,970 with interest at the bank's base rate of 6.5% plus
     1.5% due November 2008                                                        504,350

     Bank term loan repayable in monthly principal installments of $7,395 with interest at the bank's base rate of 5.75% plus
     1.5% due March 2008                                                           662,605
                                                                                   -------
                                                                                 2,701,055
     Principal installments due within one year                                    596,580
                                                                                ----------

                                                                                $2,104,475
                                                                                ==========

     Principal repayments of bank term loan are as follows:

     3 months ended July 31, 2004                      $149,145
     Years ending July 31, 2005                         596,580
                           2006                         596,580
                           2007                         596,580
                           2008                         429,830
                           2009 and thereafter          332,340

     (ii) Obligation under capital leases

     The following is a summary of future minimum lease payments under the capital leases, together with the balance of the obligation under the leases:

     3 months ending July 31, 2004                                      $  151,008
     Years ending July 31, 2005                                            861,257
                           2006                                             90,191
                           2007                                             93,950
                                                                        ----------
     Total minimum lease payments                                       $1,196,406
     Less amounts representing interest from 8% to 12%                     111,601
                                                                           -------
     Balance of obligation                                               1,084,805
     Current portion                                                       520,896
                                                                           -------
                                                                        $  563,909
                                                                        ==========

     (iii) Lease Commitments

     Management relocated its operations to new premises and entered into a ten-year lease effective June 1998. The company remains committed under the lease of its prior premises until the year 2006, with the total remaining lease commitments aggregating to $550,347. In 1998, the company subleased these premises for the balance of the lease term. The company does not expect to incur additional cost, however, if the sub-lessee is unable to meet its obligation under the terms of the sublease, the company would be responsible for any deficiency.

     The company is committed to the following minimum annual lease payments for equipment and premises, net of sublease arrangements:

                                                 Premises     Equipment
     3 months ending July 31, 2004                 $81,251     $ 61,201
     Years ending July 31, 2005                    325,003      244,803
                           2006                    325,003      223,130
                           2007                    325,003       67,080
                           Thereafter              227,920
                                                ----------     --------
     Total minimum lease payments               $1,284,180     $596,214
                                                ==========     ========

     (iv) Commitments

     During the fiscal year ended July 31, 2002, the company entered into agreements to pay $100,000 USD to pursue becoming a fully compliant and listed public company quoted on the NASDOTC lower board, followed by a best efforts private placement of the company's shares to raise $2,000,000 USD. As at October 31, 2003, $60,000 USD of this fee has been paid and included as a deferred charge on the balance sheet and proceedings with the Securities and Exchange Commission regarding the listing are ongoing. Under this agreement the company is also committed to further fees and commissions as may be required for third party consultants or brokers. Under agreement with other consultants, the company is committed to an additional fee of 5% of gross proceeds from the share offering, plus related expenses.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

As permitted by Section 147 subpart 2 of the Ontario Business Corporations Act, the Company's by-laws provide that G.G.S. may indemnify any officer or director against any liability, loss, damage or expense incurred or suffered by the officer or director in the individual's capacity as officer or director, except for liability resulting from intentional misconduct or neglect.

Item 25.  Other Expenses of Issuance and Distribution

     SEC registration fee...........       $   162
     Transfer agent fees............         2,500
     Accounting fees and expenses...        25,000
     Legal fees and expenses .......        30,000
     Printing and engraving costs...        15,000
     Total..........................       $72,662
                                           =======

All amounts other than the SEC registration fee are estimates. We will pay all of the expenses of the offering, except that the selling shareholders will pay all brokerage or other commissions or other costs of sale.

Item 26.  Recent Sales of Unregistered Securities


In February of 2004 (subsequent to the 5,200-for-1 split of the common shares) the Company issued an aggregate of 2,400,000 common shares to five private investors (the selling shareholders) for $200,000 pursuant to a private placement. In connection with this transaction, the Company relied upon the exemption from registration provided by Regulation S ("Regulation S") under the Securities Act of 1933 (the "Act") as all of such shares were sold to non-U.S. persons in offshore transactions (as defined in Regulation S). In addition, in February 2004 the Company issued an aggregate of 72,200 common shares to 51 employees for services rendered valued at $0.82 per share. In connection with this transaction, the Company relied upon the exemptions from registration provided by Regulation S and Rule 701 under the Act as all of such shares were issued to employees who are non-U.S. persons in offshore transactions (as defined in Regulation S) under a written compensatory plan.

Item 27.  Exhibits

3.1   Articles of Incorporation, as amended to date*
3.2   By-laws*
5.1   Opinion of Torys LLP
16.1 Letter from Spergel Mandelbaum Gluckman & Forster LLP pursuant to Item 304 of Registration S-B
23.1  Consent of Torys LLP (contained in Exhibit 5.1)
23.2  Consent of EvansMartin LLP

23.3  Consent of Spergel Mandelbaum Gluckman & Forster LLP
99.1  Lease dated March 6, 1998 between the Company and DiGregorio Investments
      Ltd.*
99.2  Loan Agreement dated February 1, 2003 between the Company and Congress
      Financial Corporation (Canada)*
99.3  Form F-X*
99.4  Sublease dated May 15, 1998 between the Company and Games Trader Inc. and
      Sublease dated October 1, 1998 between the Company and Formost Data
      Products Inc.*
99.5  Lease dated August 22, 1989 between the Company and Slough Estates Canada
      Limited, together with Lease Amending and Extending Agreement and
      Landlord's Consents to Sublease
99.6  Waivers of interest payments
99.7  Collective Bargaining Agreement with Teamsters Local 938



---------------------------
*Previously Filed


Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Bolton, Province of Ontario, Canada on the 26th day of July, 2004.



                                        G.G.S. PLASTIC ENGINEERING INC.

                                        By    /s/     GOYKO MARTINOVIC
                                              ----------------------------------
                                                  Goyko Martinovic, President
                                                  and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




              Signature                                        Title                                   Date
              ---------                                        -----                                   ----
/s/       GOYKO MARTINOVIC              President, Chief Executive Officer and Director            July 26, 2004
-------------------------------------           (principal executive officer)
         (Goyko Martinovic)

/s/      GAVRILO MARTINOVIC             Chief Financial Officer and Director (principal            July 26, 2004
-------------------------------------          financial and accounting officer)
        (Gavrilo Martinovic)

                               CONSENT OF COUNSEL

The consent of Torys LLP is contained in its opinion filed as Exhibit 5.1 to the Registration Statement.



                           STATEMENT OF DIFFERENCES

The cent sign shall be expressed as......................................    [c]